Exhibit 26(n)

Auditors Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of Merrill Lynch Variable Life Separate Account II of our report dated April 24, 2017 relating to the financial statements of the subaccounts listed in such report, and to the use of our report dated March 30, 2017, relating to the financial statements of Transamerica Advisors Life Insurance Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Chicago, Illinois
 April 24, 2017